SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 of Suspension of Duty to File
                 Reports Under Sections 13 and of the Securities
                             Exchange Act of 1934.

                                                 Commission File Number  0-16560

                         Vanguard Cellular Systems, Inc.
             (Exact name of registrant as specified in its charter)

                       2002 Pisgah Church Road, Suite 300
                      Greensboro, North Carolina 27455-3314
                                 (336) 282-3690
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Class A Common Stock
            (Title of each class of securities covered by this Form)

                                      None
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

       Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(ii)    [ ]
                Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)     [ ]
                Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)    [ ]
                Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6              [ ]
                Rule 12h-3(b)(1)(i)     [X]

       Approximate number of holders of record as of the certification or notice date: 0

       Pursuant to the requirements of the Securities Exchange Act of 1934 Vanguard Cellular Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  May 3, 1999                        BY:/s/ Richard C. Rowlenson
                                             ------------------------
                                            Name: Richard C. Rowlenson
                                            Title:Executive Vice President and
                                                  Secretary